EXHIBIT 99.1

Fastenal Company to Acquire Holo-Krome Company

WINONA, Minn., Dec. 9, 2009 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) announced today that it has signed a definitive agreement to acquire certain assets of Holo-Krome, a leader in the production of domestic socket head screw products. The sales of this business for the year ended December 31, 2008 are less than 1% of the consolidated sales of the Fastenal organization for the same period. The transaction is anticipated to close on December 18, 2009.

"The Holo-Krome brand has been synonymous with quality and reliability for 80 years," said Fastenal President and CEO Will Oberton. "We believe it will be an excellent addition to Fastenal's expansive product offering and aligns very well with our mission of 'Growth through Customer Service.'"

"This is a great opportunity for Holo-Krome to continue its legacy," added Holo-Krome's National Sales Manager Charles LaBove. "Armed with Fastenal's deep desire to add investment, we're looking forward to providing an expanded product offering to serve new and existing customers."

About Holo-Krome

Holo-Krome has been at the forefront of fastener innovation since its founding in 1929. The company was organized around what was a revolutionary idea at the time -- the manufacture of socket screws by metal forming, or heading, rather than machining. More recently, the company invented the Thermo-Forged(R) process, which results in fasteners which are more precise, offer greater strength, and afford higher fatigue resistance. Based in West Hartford, CT, Holo-Krome is the world's leading manufacturer of grade 12.9 socket screw products.

About Fastenal

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of November 30, 2009, Fastenal operated 2,357 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (14 states), Singapore (one location), Netherlands (one location), Hungary (one location), Malaysia (one location) and China (one location) selling to the general public. The Company operates 14 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

CONTACT: Fastenal Company
         Dan Florness, EVP/CFO
         507.454.5374